Exhibit 23.5

Central Puerto S.A.

Avenida Thomas Edison 2701

Cl104BAB Buenos Aires

Republic of Argentina

January 15, 2018

Dear Sir/Madam:

Reference is made to the registration statement on Form F- 1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of the common shares, par value 1.00 Argentine peso per share, of Central Puerto S.A. (the “Company”).

We hereby consent to the references to our name and solar and wind prospecting maps from Vaisala’s Solar and Wind Online Tools and amendments thereto (collectively, the “Maps”), and any subsequent amendments to the Maps, as well as the citation of the Maps and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC and (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement pursuant to the Securities Act of 1933, as amended, and any amendments thereto and as an exhibit to any other SEC Filings.

Yours sincerely,

For and on behalf of

Vaisala, Inc.

/S/ TIMOTHY J. MATTIMORE
Name: Timothy J. Mattimore
Title: President